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                                                                    EXHIBIT 23.7

                         CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion of our Independent Auditor's Report dated January 23, 1998 regarding the balance sheets of Bank of Los Angeles as of December 31, 1997 and 1996 and the related statements of operations, changes in shareholder's equity and cash flows for each of the three years in the period ending December 31, 1997, in the Form 10-K filed by Western Bancorp with the Securities and Exchange Commission, and incorporated by reference in their Form S-8, and the reference to our firm as experts.




/s/ Vavrinek, Trine, Day & Co., LLP

VAVRINEK, TRINE, DAY & CO., LLP
Rancho Cucamonga, California
January 11, 1999

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